EXHIBIT 99.2

Unaudited pro forma consolidated financial statements

The pro forma consolidated financial information is a presentation of historical results with accounting adjustments necessary to reflect the estimated pro forma effect of the acquisition by Vignette Corporation (the “Company”) of MicroNets, Inc. on the financial position and results of operations of the Company and is presented for information purposes only. The pro forma consolidated financial information should not be construed to be indicative of the combined financial position or results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

The following unaudited pro forma consolidated financial statements are presented to reflect the April 22, 2008 purchase by the Company of MicroNets, Inc, for an aggregate purchase price of approximately $6.6 million.

The acquisition was accounted for as a purchase business combination. Accordingly, the costs to acquire the assets of MicroNets, Inc., including certain transaction costs, were allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The allocation of the purchase price is preliminary and subject to adjustment pending completion of the final valuation. The final valuation could change materially from this preliminary report and therefore could materially affect the purchase price and related accounting adjustments.

Pro forma adjustments, as described in the notes, are necessary to reflect the purchase price, the new debt and equity structure and to adjust the Company’s net tangible and intangible assets and liabilities to preliminary estimated fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2008, combines the Company’s unaudited balance sheet as of March 31, 2008, and the unaudited balance sheet of MicroNets, Inc. as of March 31, 2008. Pro forma adjustments related to the unaudited pro forma consolidated balance sheet assume the acquisition was consummated on March 31, 2008.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2007, combines the Company’s audited consolidated statement of operations for the year ended December 31, 2007 and the audited consolidated statement of operations of MicroNets, Inc. for the year ended December 31, 2007. Pro forma adjustments related to the unaudited pro forma consolidated statement of operations assume the acquisition was consummated on January 1, 2007.

The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2008, combines the Company’s unaudited consolidated statement of operations for the three months ended March 31, 2008 and the unaudited consolidated statement of operations of MicroNets, Inc. for the three months ended March 31, 2008. Pro forma adjustments related to the unaudited pro forma consolidated statement of operations assume the acquisition was consummated on January 1, 2008.

These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K filed March 11, 2008, the Company’s Quarterly Report on Form 10-Q filed May 7, 2008, and the historical financial statements of MicroNets, Inc. included in this Report on Form 8-K/A.

VIGNETTE CORPORATION

VIGNETTE CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2008

In thousands except share and per share data

	Vignette Corp. Historical	MicroNets, Inc. Historical	Pro Forma Adjustment		Vignette Corp. Pro Forma
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$98,818	320	(6,018	)(a)	93,120
Short-term investments	61,881	—			61,881
Accounts receivable, net of allowance	23,890	151			24,041
Prepaid expenses and other current assets	6,643	41	(1,000	)(a)	5,684

Total current assets	191,232	512	(7,018)		184,726
Property and equipment, net	6,394	857			7,251
Long-term investments	13,737	—			13,737
Goodwill	115,808	—	4,873	(h)	120,681
Other intangible assets, net	15,429	149	1,542	(b)	17,120
Other assets	12,591	210			12,801

Total assets	$355,191	1,728	(603)		356,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses:	$29,970	1,203	(219	)(c)	30,954
Deferred revenue	37,286	124	(7	)(g)	37,403
Other current liabilities:	4,468	3,680	(3,680	)(d)	4,468

Total current liabilities	71,724	5,007	(3,906)		72,825
Long-term liabilities, less current portion	2,447	336	(312	)(e)	2,471

Total liabilities	74,171	5,343	(4,218)		75,296
Shareholders’ equity:
Preferred stock	—	61	(61	)(f)	—
Common stock	246	36	(36	)(f)	246
Additional paid-in capital	2,666,077	7,454	(7,454	)(f)	2,666,077
Accumulated other comprehensive income	3,340	5	(5	)(f)	3,340
Retained earnings	(2,388,643)	(11,171)	11,171	(f)	(2,388,643)

Total shareholders’ equity	281,020	(3,615)	3,615		281,020

Total liabilities and shareholders’ equity	$355,191	1,728	(603)		356,316

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

VIGNETTE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2007

In thousands except share and per share data

	Vignette Corp. Historical	MicroNets, Inc. Historical	Pro Forma Adjustment		Vignette Corp. Pro Forma
	(audited)	(audited)	(unaudited)		(unaudited)
Revenue:
Product license	$56,059	—			56,059
Services	135,755	598			136,353

Total revenue	191,814	598			192,412
Cost of revenue:
Product license	1,731	—			1,731
Amortization of acquired technology	5,016	—	225	(i)	5,241
Services	61,879	327			62,206

Total cost of revenue	68,626	327	225		69,178

Gross profit	123,188	271	(225)		123,234
Operating expenses:
Research and development	30,990	2,713			33,703
Sales and marketing	62,041	947			62,988
General and administrative	19,564	1,938			21,502
Purchased in-process research and development, acquisition-related and other charges	—	—			—
Business restructuring (benefit) charges	(80)	—			(80)
Amortization of intangible assets	3,384	12	429	(j)	3,825

Total operating expenses	115,899	5,610	429		121,938

Income (loss) from operations	7,289	(5,339)	(654)		1,296
Other income, net	11,845	(240)	137	(k)	11,742

Income (loss) before provision for income taxes	19,134	(5,579)	(517)		13,038
Provision for (benefit from) income taxes	(5,691)	—			(5,691)

Net income (loss)	$24,825	(5,579)	(517)		18,729

Basic net income (loss) per share	$0.90	(1.55)			0.68

Diluted net income (loss) per share	$0.89	(1.55)			0.67

Shares used in computing basic net income (loss) per share	27,501	3,600	(3,600	)(f)	27,501
Shares used in computing diluted net income (loss) per share	27,783	3,600	(3,600	)(f)	27,783

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

VIGNETTE CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2008

In thousands except share and per share data

	Vignette Corp. Historical	MicroNets, Inc. Historical	Pro Forma Adjustment		Vignette Corp. Pro Forma
	(audited)	(audited)	(unaudited)		(unaudited)
Revenue:
Product license	$9,741	—			9,741
Services	35,011	275			35,286

Total revenue	44,752	275			45,027
Cost of revenue:
Product license	474	—			474
Amortization of acquired technology	1,254	—	56	(i)	1,310
Services	15,852	190			16,042

Total cost of revenue	17,580	190	56		17,826

Gross profit	27,172	85	(56)		27,201
Operating expenses:
Research and development	8,399	610			9,009
Sales and marketing	15,373	152			15,525
General and administrative	4,790	480			5,270
Purchased in-process research and development, acquisition-related and other charges	—	—			—
Business restructuring (benefit) charges	(2)	—			(2)
Amortization of intangible assets	817	3	107	(j)	927

Total operating expenses	29,377	1,245	107		30,729

Income (loss) from operations	(2,205)	(1,160)	(163)		(3,528)
Other income, net	1,821	(68)	69	(k)	1,822

Income (loss) before provision for income taxes	(384)	(1,228)	(94)		(1,706)
Provision for (benefit from) income taxes	455	—	—		455

Net income (loss)	$(839)	(1,228)	(94)		(2,161)

Basic net income (loss) per share	$(0.03)	(0.34)			(0.09)

Diluted net income (loss) per share	$(0.03)	(0.34)			(0.09)

Shares used in computing basic net income (loss) per share	24,372	3,600	(3,600	)(f)	24,372
Shares used in computing diluted net income (loss) per share	24,372	3,600	(3,600	)(f)	24,372

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

VIGNETTE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — General

The following represents the preliminary allocation of the purchase price based on the estimated fair values of the acquired assets and assumed liabilities of MicroNets, Inc. as of March 31, 2008. The allocation of the purchase price is based on an independent appraisal and a comprehensive evaluation of tangible and intangible assets acquired and liabilities assumed. The preliminary allocation of the purchase price may not be indicative of the final allocation of purchase price consideration. Actual fair values will be determined as more detailed analysis is completed and additional information becomes available related to the fair values of the assets acquired and liabilities assumed from MicroNets, Inc. on April 22, 2008. The Company has recorded total consideration of $7.0 million, including $0.5 million in estimated transaction costs. Under the purchase method of accounting, the purchase price is allocated to MicroNets’ net tangible and intangible assets based upon their estimated fair value as of the date of Acquisition. The preliminary purchase price allocation as of March 31, 2008 is as follows (in thousands):

Tangible Assets:
Cash and cash equivalents	320
Accounts receivable	151
Prepaid expenses and other current assets	41
Property and equipment	857
Other assets	210

Total tangible assets	1,579
Intangible assets:
Technology (4 year useful life)	900
Customer contracts (1 year useful life)	91
Non-compete (2 year useful life)	700
In-process research and development	—

Total intangible assets subject to amortization	1,691
Goodwill	4,873

Total assets acquired	8,143
Liabilities assumed:
Accounts payable and accrued expenses	984
Deferred revenue	117
Long-term liabilities	24

Total liabilities assumed	(1,125)
Net assets acquired	7,018

The valuation of the “technology” and “non-compete” intangible assets in the above table were determined using the “income” valuation approach. The valuation of the “customer contracts” intangible asset in the above table was determined using the “cost” valuation approach. A preliminary estimate of $4.9 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the tangible and intangible assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be tested for impairment at least annually. The purchase price allocation presented above is preliminary and final allocation of the purchase price will be based upon the actual fair values of the net tangible and intangible assets acquired, as well as liabilities assumed as of the date of the Acquisition. Any change in the fair value of the net assets of MicroNets, Inc. will change the amount of purchase price allocable to goodwill. The final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

Note 2 — Pro Forma Adjustments

The preceding unaudited pro forma financial statements do not include any pro forma adjustments for the following:

•	Any operating efficiencies and cost savings that may be achieved with respect to the combined companies.

•

Upon closing of the acquisition, the combined companies may incur integration-related expenses as a result of the elimination of duplicate facilities and functions, operational realignment and related workforce reductions. MicroNets related costs would generally be recognized as a liability assumed as of the acquisition date, resulting in additional goodwill, while the Company’s related costs would be recognized as an expense through the statements of operations.

The unaudited pro forma combined condensed balance sheet and statements of operations give effect to the following pro forma adjustments:

Balance Sheet

(a)	To decrease cash and other assets by $7.018 million for the cash portion of the acquisition ($1.0 million of which was loaned from Vignette to MicroNets before 3/31/08), including estimated transaction costs of $0.5 million.

(b)

To recognize the fair market value of the identifiable intangible assets that were acquired. The amount of the adjustment is Management’s estimate pending completion of a valuation and is comprised approximately of $900 thousand for acquired technology, $91 thousand for customer contracts and $700 thousand for non-compete agreements. The Company considers the acquired technology to have an estimated useful life of four years, customer contracts to have an estimated useful life of one year and non-compete to have an estimated useful life of two years. The increase to intangibles is offset slightly by the adjustment to remove the intangibles (i.e. patents) previously held on MicroNet’s balance sheet pre-acquisition in the amount of $149 thousand as these amounts are included in the acquired technology estimate.

(c)	To decrease accounts payable and accrued expenses for transaction costs of $114 thousand and accrued interest expense of $105 thousand (relating to the bridge note and equipment loans referred to in ‘d’ and ‘e’ below) that were previously accrued by MicroNets as of 3/31/08, but were paid simultaneous with the merger.

(d)	To decrease other current liabilities for: 1) $2.3 million for bridge loans that were held on MicroNet’s balance sheet as of 3/31/08, but were paid as part simultaneous with the merger; 2) $1.0 million for bridge loans that were payable to Vignette and held on MicroNet’s balance sheet as of 3/31/08 as this loan was paid simultaneous with the merger; and 3) $380 thousand for short-term equipment loans that were held on MicroNet’s balance sheet as of 3/31/08, but were paid simultaneous with the merger.

(e)	To decrease long-term liabilities for $312 thousand for long-term equipment loans that were held on MicroNet’s balance sheet as of 3/31/08, but were paid simultaneous with the merger.

(f)	To reflect the elimination of MicroNet’s historical shareholders’ equity upon acquisition.

(g)	To adjust MicroNet’s historical deferred revenue to the estimated fair value.

(h)	To reflect goodwill of $4.9 million created as a result of the acquisition of MicroNets, inc.

Statement of Operations

(i)	To reflect the amortization of the Acquired Technology intangible asset over an estimated useful life of four years.

(j)	To reflect: 1) the amortization of the Customer Contracts intangible asset over an estimated useful life of one year; 2) the amortization of the Non-Compete intangible asset over an estimated useful life of two years; and 3) the removal of the amortization expense relating to MicroNet’s intangible assets prior to acquisition in the amount of $12 thousand and $3 thousand for the year ended December 31, 2007 and for the three months ended March 31, 2008, respectively.

(k)	To reflect the removal of the interest expense relating to MicroNet’s bridge and equipment loans held prior to acquisition that were paid simultaneous with the merger.